Exhibit 3.13

CERTIFICATE OF FORMATION
OF
ADJHR, LLC

This Certificate of Formation, dated November 28, 2007, has been duly executed and is filed pursuant to Section 18-201 of the Delaware Limited Liability Company Act (the “Act”), to form a limited liability company (the “Company”) under the Act.

1.                                      Name. The name of the limited liability company is ADJHR, LLC.

2.                                      Registered Office; Registered Agent. The address of the registered office required to be maintained by Section 18-104 of the Act is:

Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

The name and address of the registered agent for service of process required to be maintained by Section 18-104 of the Act are:

The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

Executed as of the date written first above,

By:	/s/ L.M. Wilson, Organizer
L.M. Wilson, Organizer